Exhibit 10.1

February 24, 2014

Mr. Paul Grinberg

3111 Camino Del Rio North, Suite 1300

San Diego, California 92108

Dear Paul:

This letter memorializes our recent conversations concerning certain changes to the terms and conditions of your continuing employment and compensation arrangements with Encore Capital Group, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, “Encore”), as detailed below.

Compensation

You and Encore agree to the following changes:

•	Base Salary. Effective January 1, 2014, your annualized base salary will be $550,000, payable in accordance with Encore’s standard payroll practices. Your base salary may be increased in the sole discretion of Encore’s Compensation Committee.

•	Annual Cash Bonus. Your annual target cash bonus will remain at 100% of your base salary. In addition, your 2013 annual cash bonus will be calculated based on a target of $500,000.

•	Annual Long-Term Incentive Compensation. Your annual target long-term incentive compensation will be determined by Encore’s Compensation Committee in its sole discretion.

•	Special Transaction & Retention Award. Within 30 days of the date you execute this letter, Encore will grant you a restricted stock award with a grant-date fair market value equal to $1,100,000, all of which will cliff vest 100% on December 31, 2016; provided, however, if Encore terminates your employment without “Cause” or you terminate your employment for “Good Reason” prior to December 31, 2016 (each term as defined in the restricted stock agreement for the award), all of these shares will cliff vest 100% on the date of your termination of employment.

•	Accelerated Vesting. If the Company terminates your employment without “Cause” (as defined in the equity award agreements), any equity awards that would have vested during the 18-month period following your termination of employment will accelerate and vest on your termination date.

•	Commuting Expenses. Your monthly allowance for commuting expenses will remain at $8,500.00.

Amendment to Severance Protection Agreement

This letter also serves as an amendment (“Amendment”) to the letter agreement (the “Severance Protection Agreement”) between you and Encore dated March 11, 2009, as amended on January 9, 2013.

You and Encore agree to the following changes to your Severance Protection Agreement:

1. The second paragraph of Section 2 of your Severance Protection Letter Agreement is deleted in its entirety and replaced with the following:

For purposes of this Agreement, a “Good Reason” is defined as any of the following reasons: (i) a material reduction in your base or target bonus compensation or your expense reimbursement entitlements; (ii) a material reduction in your authority, duties or responsibilities, other than a reduction in your authority, duties or responsibilities in connection with a transfer of such authority, duties or responsibilities to your successor;

Mr. Paul Grinberg

February 24, 2014

(iii) a change in your reporting responsibilities so that you no longer report to the Company’s Chief Executive Officer; (iv) a material change in the location at which you provide services for the Company (which is defined as any relocation by the Company of your employment to a location that is more than thirty-five (35) miles from your present office location and is more than thirty-five (35) miles from your primary residence at the time of such relocation, without your consent), or (v) any termination of your employment by you on or after December 31, 2016 so long as you provide the Company with written notice of such termination at least 90 days prior to the date of such termination. To be eligible to receive the benefits set forth in this Section 2 regarding a termination by you for Good Reason under clauses (i) through (iv), (x) you must provide written notice of the “Good Reason” condition to the Company within ninety (90) days after the initial existence of such condition, (y) the Company must not have cured such condition within thirty (30) days of receipt of your written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you resign from employment within twelve (12) months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

2. This Amendment to your Severance Protection Agreement has been duly authorized by Encore and is a legal and binding obligation of Encore and you, enforceable in accordance with its terms. All disputes arising under this Amendment will be governed by, and interpreted in accordance with, the laws of the State of California, without regard to its conflict of law provisions. Any action to enforce this Amendment (other than an action which must be brought by arbitration pursuant to Section 14 of the Severance Protection Agreement) must be brought in, and you and Encore hereby consent to the jurisdiction of, the County of San Diego, California. Both you and Encore hereby waive the right to claim that any such court is an inconvenient forum for the resolution of any such action. Except as specifically amended hereby, the Severance Protection Agreement shall remain in full force and effect. In the event the terms of the Severance Protection Agreement conflict with this Amendment, the terms of this Amendment shall control. Except as otherwise provided herein, this Amendment contains the entire understanding between you and Encore, and there are no other agreements or understandings between you and Encore with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by both you and an authorized officer of Encore. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement. Any facsimile or email scan of this Amendment shall be considered an original document.

Notwithstanding anything provided herein, your employment with Encore remains “at will,” as described in your Severance Protection Agreement. As you would expect, all compensation and payments will be subject to applicable tax withholding.

Paul, if the terms and conditions of this letter are acceptable to you, please sign below.

Sincerely,

/s/ Ken A. Vecchione

Ken A. Vecchione
Chief Executive Officer
Encore Capital Group, Inc.

ACCEPTED AND AGREED:

/s/ Paul Grinberg
Paul Grinberg	Date: February 24, 2014